UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2021
 Hasbro, Inc.
(Exact name of registrant as specified in its charter)

Rhode Island	1-6682		05-0155090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

1027 Newport Avenue	Pawtucket,	Rhode Island	02861
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value per share	HAS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2021, Hasbro, Inc. (the “Company”) and Dolph Johnson, the Company’s Executive Vice President and Chief Human Resources Officer, entered into a Transitional Advisory Services Agreement (the “Transition Agreement”), relating to his planned retirement and ongoing services. Pursuant to the Transition Agreement Mr. Johnson will continue to serve as the Company’s Executive Vice President and Chief Human Resources Officer, on his current terms and conditions, through the Company’s annual meeting of shareholders in May of 2022, provided that such date may be extended in the Company’s sole discretion to a date no later than December 31, 2022 if the Company has not hired and/or promoted a person to serve as his successor by the May 2022 annual meeting. Mr. Johnson will assist in the recruitment and/or training of his successor before his retirement. Following his retirement as Executive Vice President and Chief Human Resources Officer and continuing through the Company’s annual meeting of shareholders in May of 2024 (the “Expiration Date”), Mr. Johnson will remain an employee and serve as a special advisor to the Company reporting directly to the CEO, or Executive Chairman of the Company if the Company appoints one, and will have such duties and responsibilities as are assigned to him from time to time, which may include, but not be limited to: executive coaching; assistance with CEO and senior management succession planning; on-going support to the Company’s Board of Directors; advice and assistance relating to Mr. Johnson’s duties prior to his retirement, including to his successor; and counsel to the CEO and senior management team.

While serving as a special advisor, Mr. Johnson’s base salary will remain at its current annualized rate. Consistent with his current bonus opportunity, he will be eligible for an annual cash bonus award for fiscal year 2022 with a target of 75% of his base salary multiplied by the actual corporate performance factor determined under the bonus plan for that fiscal year. For fiscal year 2023, he will be eligible for a bonus equal to the three-year average annual bonus he received under the Company’s bonus plan for fiscal years 2020, 2021 and 2022. In fiscal 2022 and fiscal 2023, and provided he remains an employee through the applicable grant dates, Mr. Johnson will be entitled to long-term equity awards to be granted in the same form as other senior management team members. Mr. Johnson’s outstanding long-term incentive awards will continue to vest in accordance with their terms, through the Expiration Date, at which time he will cease performing transitional services.

Subject to certain limited exceptions in the Transition Agreement, if Mr. Johnson’s employment as a special advisor with the Company terminates for any reason prior to the Expiration Date, then Mr. Johnson (or his estate, beneficiary or legal representative in the case of termination due to death or disability) would be entitled to any payments or benefits under the Transition Agreement or applicable benefit plans or arrangements that have accrued through the date of termination. If Mr. Johnson’s employment terminates due to his death or disability, he, or his estate, beneficiary or legal representative, will continue to be paid his base salary through the Expiration Date. If Mr. Johnson’s employment is terminated voluntarily by Mr. Johnson prior to the Expiration Date, then the Company will continue to pay him his base salary for 12 months following termination of employment. If Mr. Johnson’s employment is terminated under the Transition Agreement for cause by the Company, he will not be entitled to any severance payments or benefits described above other than payments for accrued and unpaid amounts as of the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: October 5, 2021